Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Jon Kasle	Marc Kaplan
781-522-5110	781-522-5141

Raytheon Reports Strong Fourth Quarter and Full-Year 2009 Results; Reaffirms Outlook for Continued Growth in 2010

Highlights

•	Solid bookings of $7.1 billion in the quarter and $25.1 billion for the year

•	Delivered strong sales growth of 10 percent in the quarter and 7 percent for the year

•	Fourth quarter diluted earnings per share (EPS) from continuing operations of $1.30, up 29 percent; full-year 2009 EPS from continuing operations of $4.89, up 24 percent

•	Strong operating cash flow of $1.1 billion in the quarter and $2.7 billion for the year

WALTHAM, Mass., (January 28, 2010) – Raytheon Company (NYSE: RTN) reported fourth quarter 2009 income from continuing operations of $517 million, up 21 percent compared to $428 million in the fourth quarter 2008. EPS from continuing operations for the fourth quarter 2009 was $1.30, up 29 percent compared to $1.01 in the fourth quarter 2008. Fourth quarter 2008 income from continuing operations included a $45 million ($69 million pretax) unfavorable adjustment due to the impact of pension investment returns on existing contracts in 2008.

“Our 2009 results reflect the increasing global demand for our capabilities, as well as the Company’s strong operational performance,” said William H. Swanson, Raytheon’s Chairman and CEO. “Looking ahead, we expect continued growth by providing our customers with innovative solutions that address their evolving needs.”

Net sales in the fourth quarter 2009 were $6.7 billion, up 10 percent from $6.1 billion in the fourth quarter 2008.

Operating cash flow from continuing operations in the fourth quarter 2009 was $1,073 million compared to $444 million in the fourth quarter 2008. In the fourth quarter 2008 the Company made $660 million in discretionary cash contributions to its pension plans. The Company made $1,115 million in total cash contributions to its pension plans in full-year 2009 compared to $1,174 million in full-year 2008.

In the fourth quarter 2009 the Company repurchased 6.0 million shares of common stock for $300 million, as part of its previously announced share repurchase program. For the full-year 2009 the Company repurchased 25.8 million shares of common stock for $1.2 billion.

Full-Year Financial Results

Full-year 2009 income from continuing operations was $2.0 billion, up 16 percent compared to $1.7 billion for the full-year 2008. EPS from continuing operations for the full-year 2009 was $4.89, up 24 percent compared to $3.93 for the full-year 2008.

Net sales in 2009 were $24.9 billion, up 7 percent from $23.2 billion in 2008, with all of Raytheon’s businesses contributing to the sales growth.

The Company generated strong operating cash flow for the year. Operating cash flow from continuing operations was $2.7 billion in 2009 compared to $2.0 billion in 2008. The increase in operating cash flow in 2009 was primarily due to improved performance and lower net cash tax payments. The Company paid $627 million in cash taxes in 2009 and received $419 million in tax refunds and credits, primarily related to the discretionary cash contributions that it made to its pension plans in December 2008. The Company paid $545 million in cash taxes in 2008 and received $97 million in tax refunds and credits.

The Company ended 2009 in a net cash position of $313 million ($2.6 billion in cash and cash equivalents less total debt of $2.3 billion).

Summary Financial Results	4th Quarter		% Change	Full-Year		% Change
($ in millions, except per share data)	2009	2008(1)		2009	2008(1)

Net sales	$6,667	$6,086	10%	$24,881	$23,174	7%

Income from continuing operations	$517	$428	21%	$1,977	$1,698	16%

Income from continuing operations attributable to Raytheon Company	$504	$421	20%	$1,936	$1,674	16%

FAS/CAS Adjusted Income(2)	$500	$441	13%	$1,918	$1,754	9%

EPS from continuing operations	$1.30	$1.01	29%	$4.89	$3.93	24%

FAS/CAS Adjusted EPS(2)	$1.29	$1.06	22%	$4.85	$4.12	18%

Operating cash flow from cont. ops.	$1,073	$444		$2,745	$2,036

Workdays in fiscal reporting calendar	61	60		249	250

(1)	Fourth quarter and full-year 2008 includes a $45 million ($69 million pretax) unfavorable adjustment due to the impact of pension investment returns on existing contracts in 2008.

(2)

FAS/CAS Adjusted Income is defined as income from continuing operations attributable to Raytheon Company common stockholders excluding the after-tax impact of the FAS/CAS pension adjustment. FAS/CAS Adjusted EPS is defined as EPS from continuing operations attributable to Raytheon Company common stockholders excluding the earnings per share impact of the FAS/CAS pension adjustment. FAS/CAS Adjusted EPS and FAS/CAS Adjusted Income are non-GAAP financial measures. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

Bookings and Backlog

Bookings	4th Quarter		Full-Year
($ in millions)	2009	2008	2009	2008
Bookings	$7,065	$8,530	$25,058	$26,820

Backlog	Period Ending
($ in millions)	12/31/09	12/31/08

Backlog*	$36,877	$38,884
Funded Backlog	$23,479	$21,986

*	Due to a change in Missile Defense Agency priorities, on June 10, 2009 the Kinetic Energy Interceptor (KEI) program was terminated for convenience, resulting in a $2.4 billion reduction of the Company’s backlog at the end of the second quarter 2009.

Bookings exceeded net sales in both the fourth quarter and full-year 2009.

The Company ended 2009 with a backlog of $36.9 billion and its highest year-end funded backlog of $23.5 billion.

Outlook

2010 Financial Outlook	2009A	2010 Outlook
		Current	Prior (10/22/09)

Net Sales ($B)	24.9	25.9 - 26.4	25.9 - 26.4
FAS/CAS Pension Inc./(Exp.) ($M)	27	(220)*	(228)
Interest Expense, Net ($M)	(109)	(95) - (110)*	(90) - (105)
Diluted Shares (M)	395.7	377 - 382	377 - 382
Effective Tax Rate	32.5%	~31.5%	~31.5%
EPS from Continuing Operations	$4.89	$4.75 - $4.90	$4.75 - $4.90
FAS/CAS Adjusted EPS(1)	$4.85	$5.13 - $5.28*	$5.16 - $5.31
Operating Cash Flow from Cont. Ops. ($B)	2.7	2.0 - 2.2	2.0 - 2.2
ROIC (%)(1)	12.2	12.2 - 12.6	Not provided

*	Denotes change from prior guidance.

(1)

FAS/CAS Adjusted EPS is defined as EPS from continuing operations attributable to Raytheon Company common stockholders excluding the earnings per share impact of the FAS/CAS pension adjustment. The statutory tax rate of 35.0% was used to calculate the after-tax impact of the current FAS/CAS pension adjustment. The effective tax rate of 31.5% was used to calculate the after-tax impact of the prior FAS/CAS pension adjustment. FAS/CAS Adjusted EPS and ROIC are non-GAAP financial measures. See attachment F for a reconciliation of FAS/CAS Adjusted EPS to EPS from continuing operations and attachment G for a calculation of ROIC and discussions of why the Company is presenting this information.

The Company is reaffirming its prior guidance for 2010 and providing more detailed information. Charts containing additional information on the Company’s 2010 guidance are available on the Company’s website at www.raytheon.com.

Segment Results

Integrated Defense Systems

($ in millions)	4th Quarter		% Change	Full-Year		% Change
	2009	2008		2009	2008

Net Sales	$1,541	$1,423	8%	$5,525	$5,148	7%
Operating Income	$249	$244	2%	$859	$870	-1%
Operating Margin	16.2%	17.1%		15.5%	16.9%

Fourth Quarter

Integrated Defense Systems (IDS) had fourth quarter 2009 net sales of $1,541 million, up 8 percent compared to $1,423 million in the fourth quarter 2008, primarily due to growth on international Patriot programs. IDS recorded $249 million of operating income compared to $244 million in the fourth quarter 2008.

During the quarter, IDS booked $990 million for a letter contract on ground-system hardware and initial spares for the Patriot Air and Missile Defense System for Taiwan, after receiving contract awards totaling $1.1 billion. IDS also booked $160 million related to the renewal of an international Patriot technical support contract and $315 million for systems design work for the Zumwalt-class destroyer for the U.S. Navy.

Full-year

IDS had full-year 2009 net sales of $5,525 million, up 7 percent compared to $5,148 million in 2008. The increase in sales was primarily due to growth on international Patriot programs. IDS recorded $859 million of operating income in 2009 compared to $870 million in 2008.

During the year, IDS booked $1,982 million to fund new production and upgrades of the Patriot Air and Missile Defense System for Taiwan and United Arab Emirates (UAE). IDS also booked $650 million on the Zumwalt-class destroyer program, $157 million to provide Finland with Surface Launched Medium Range Air-to-Air Missile (SL-AMRAAM) systems, and $150 million for Joint Land Attack Cruise Missile Defense Elevated Netted Sensor Systems (JLENS) for the U.S. Army.

Intelligence and Information Systems

($ in millions)	4th Quarter		% Change	Full-Year		% Change
	2009	2008		2009	2008

Net Sales	$803	$810	-1%	$3,204	$3,132	2%
Operating Income	$64	$67	-4%	$259	$253	2%
Operating Margin	8.0%	8.3%		8.1%	8.1%

Fourth Quarter

Intelligence and Information Systems (IIS) had fourth quarter 2009 net sales of $803 million compared to $810 million in the fourth quarter 2008. IIS recorded $64 million of operating income compared to $67 million in the fourth quarter 2008.

During the quarter, IIS booked $153 million on a contract to provide intelligence, surveillance and reconnaissance (ISR) support to the U.S. Air Force. IIS also booked $519 million on a number of classified contracts.

Full-year

IIS had full-year 2009 net sales of $3,204 million compared to $3,132 million in 2008. IIS recorded $259 million of operating income in 2009 compared to $253 million in 2008.

During the year, IIS booked $1,364 million on a number of classified contracts.

Missile Systems

($ in millions)	4th Quarter		% Change	Full-Year		% Change
	2009	2008		2009	2008

Net Sales	$1,413	$1,366	3%	$5,561	$5,408	3%
Operating Income	$154	$142	8%	$604	$584	3%
Operating Margin	10.9%	10.4%		10.9%	10.8%

Fourth Quarter

Missile Systems (MS) had fourth quarter 2009 net sales of $1,413 million compared to $1,366 million in the fourth quarter 2008, primarily due to higher volume on the Evolved Sea Sparrow Missile (ESSM), Maverick, and Phalanx programs. MS recorded $154 million of operating income compared to $142 million in the fourth quarter 2008.

During the quarter, MS booked $222 million for the production of Standard Missile-2 (SM-2) for international customers and the U.S. Navy, and $101 million for the development of Standard Missile-3 (SM-3) for the Missile Defense Agency. MS also booked $201 million for the production of ESSM for international customers and the U.S. Navy, $170 million for the production of Maverick missiles for an international customer and $111 million for the production of Tube Launched, Optically Tracked, Wireless (TOW) missiles for international customers and the U.S. Army.

Full-year

MS had full-year 2009 net sales of $5,561 million compared to $5,408 million in 2008. The increase in sales in 2009 was primarily due to higher volume on the SM-3 and Maverick programs. MS recorded $604 million of operating income in 2009 compared to $584 million in 2008. The increase in operating income in 2009 was primarily due to higher volume.

During the year, MS booked $645 million for the Advanced Medium-Range Air-to-Air Missile (AMRAAM) program for international customers and the U.S. Air Force, $514 million for TOW missiles for international customers and the U.S. Army, and $508 million for ESSM and $402 million for Phalanx Weapon Systems for international customers and the U.S. Navy. MS also booked $384 million on SM-2 for international customers and the U.S. Navy, $318 million for SM-3 for the Missile Defense Agency and $294 million for Tactical Tomahawk cruise missiles for the U.S. Navy.

Network Centric Systems

($ in millions)	4th Quarter		% Change	Full-Year		% Change
	2009	2008		2009	2008

Net Sales	$1,259	$1,125	12%	$4,822	$4,510	7%
Operating Income	$169	$148	14%	$674	$575	17%
Operating Margin	13.4%	13.2%		14.0%	12.7%

Fourth Quarter

Network Centric Systems (NCS) had fourth quarter 2009 net sales of $1,259 million, up 12 percent compared to $1,125 million in the fourth quarter 2008, due to higher volume on various programs, primarily for the U.S. Army. NCS recorded $169 million of operating income compared to $148 million in the fourth quarter 2008. The increase in operating income was primarily due to the increased volume.

During the quarter, NCS booked $446 million on an international classified program and an additional $127 million for a toll system replacement program.

Full-year

NCS had full-year 2009 net sales of $4,822 million, up 7 percent compared to $4,510 million in 2008. The increase in sales was due to higher volume on various production programs, primarily for the U.S. Army. NCS recorded $674 million of operating income compared to $575 million in 2008. The increase in operating income was primarily due to improved program performance and higher volume.

During the year, NCS booked $163 million for Improved Target Acquisition Systems (ITAS), $146 million for Horizontal Technology Insertion (HTI) forward-looking infrared kits, $117 million for Commander’s Independent Viewers (CIV), $107 million for the Secure Mobile Anti-Jam Reliable Tactical Terminal (SMART-T) program and $97 million for Thermal Weapon Sights II for the U.S. Army, and $82 million for the Global Positioning Satellite-Aided Geosynchronous Augmented Navigation (GAGAN) system for the India Space Research Organization (ISRO).

Space and Airborne Systems

($ in millions)	4th Quarter		% Change	Full-Year		% Change
	2009	2008		2009	2008

Net Sales	$1,266	$1,166	9%	$4,582	$4,280	7%
Operating Income	$174	$167	4%	$647	$569	14%
Operating Margin	13.7%	14.3%		14.1%	13.3%

Fourth Quarter

Space and Airborne Systems (SAS) had fourth quarter 2009 net sales of $1,266 million, up 9 percent compared to $1,166 million in the fourth quarter 2008, primarily due to growth on classified business. SAS recorded $174 million of operating income compared to $167 million in the fourth quarter 2008. The increase in operating income was primarily due to higher volume.

During the quarter, SAS booked $122 million for the B-2 Radar Modernization Program (RMP). SAS also booked $131 million on a number of classified contracts.

Full-year

SAS had full-year 2009 net sales of $4,582 million, up 7 percent compared to $4,280 million in 2008, primarily due to growth on classified business. SAS recorded $647 million of operating income in 2009 compared to $569 million in 2008. The increase in operating income was primarily due to higher volume, favorable mix and contractual settlements.

During the year, SAS booked $422 million to supply APG-63 fire control radars and support equipment for the Japan Air Self-Defense Force, $295 million for the B-2 RMP and $147 million on the Integrated Sensor Is Structure (ISIS) radar program for the Defense Advanced Research Projects Agency (DARPA). SAS also booked $1,330 million on a number of classified contracts.

Technical Services

($ in millions)	4th Quarter		% Change	Full-Year		% Change
	2009	2008		2009	2008

Net Sales	$888	$744	19%	$3,161	$2,601	22%
Operating Income	$58	$49	18%	$215	$174	24%
Operating Margin	6.5%	6.6%		6.8%	6.7%

Fourth Quarter

Technical Services (TS) had fourth quarter 2009 net sales of $888 million, up 19 percent compared to $744 million in the fourth quarter 2008, primarily due to continued growth in domestic and foreign operational training programs for the U.S. Army’s Warfighter Field Operations Customer Support activities. TS recorded operating income of $58 million in the fourth quarter 2009 compared to $49 million in the fourth quarter 2008, primarily due to higher volume.

During the quarter, TS booked $67 million for work on domestic operational training programs for the U.S. Army.

Full-year

TS had full-year 2009 net sales of $3,161 million, up 22 percent compared to $2,601 million in 2008. TS recorded operating income of $215 million in 2009 compared to $174 million in 2008. The increase in net sales and operating income were primarily due to continued strong growth in domestic and foreign operational training programs and the Federal Aviation Administration’s (FAA) Air Traffic Control Optimum Training Solutions (ATCOTS).

During the year, TS booked $1,011 million on domestic operational training programs and $300 million on foreign operational training programs for the U.S. Army. TS also booked $160 million to upgrade Phalanx Weapon Systems for the Royal Canadian Navy and $100 million for a Defense Threat Reduction Agency (DTRA) program.

Raytheon Company (NYSE: RTN), with 2009 sales of $25 billion, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 88 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 75,000 people worldwide.

Conference Call on the Fourth Quarter and Full-Year 2009 Financial Results

Raytheon’s financial results conference call will be held on Thursday, January 28, 2010 at 9 a.m. ET. Participants will include William H. Swanson, Chairman and CEO; David C. Wajsgras, senior vice president and CFO; and other Company executives.

The dial-in number for the conference call will be (866) 543-6405 in the U.S. or (617) 213-8897 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

Disclosure Regarding Forward-looking Statements

This release and the attachments contain forward-looking statements, including information regarding the Company’s 2010 financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company’s dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies, the Foreign Corrupt Practices Act, the International Traffic in Arms Regulations, and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the impact of changes in the financial markets and global economic conditions; the risk that actual pension returns, discount rates or other actuarial assumptions are significantly different than the Company’s assumptions; the risk of cost overruns, particularly for the Company’s fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company’s financial statements; risks associated with acquisitions, dispositions, joint ventures and other business arrangements; risks of an impairment of goodwill or other intangible assets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; the impact of potential security threats and other disruptions; and other factors as may be detailed from time to time in the Company’s public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date. This release and the attachments also contain non-GAAP financial measures. A GAAP reconciliation and a discussion of the Company’s use of these measures are included in this release or the attachments.

# # #

Attachment A

Raytheon Company

Preliminary Statement of Operations Information

Fourth Quarter 2009

(In millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	31-Dec-09	31-Dec-08	31-Dec-09	31-Dec-08

Total net sales	$6,667	$6,086	$24,881	$23,174

Operating expenses
Cost of sales	5,317	4,903	19,747	18,489
Administrative and selling expenses	392	392	1,527	1,548
Research and development expenses	158	138	565	517

Total operating expenses	5,867	5,433	21,839	20,554

Operating income	800	653	3,042	2,620

Interest expense	28	32	123	129
Interest income	(3)	(8)	(14)	(64)
Other expense, net	21	12	3	33

Non-operating expense, net	46	36	112	98

Income from continuing operations before taxes	754	617	2,930	2,522

Federal and foreign income taxes	237	189	953	824

Income from continuing operations	517	428	1,977	1,698

Income (loss) from discontinued operations, net of tax	—	—	(1)	(2)

Net income	517	428	1,976	1,696

Less: Net income attributable to noncontrolling interests	13	7	41	24

Net income attributable to Raytheon Company	$504	$421	$1,935	$1,672

Basic earnings (loss) per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.32	$1.03	$4.96	$4.01
Income (loss) from discontinued operations	—	—	—	(0.01)
Net income	1.32	1.03	4.96	4.01

Diluted earnings (loss) per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.30	$1.01	$4.89	$3.93
Income (loss) from discontinued operations	—	—	—	(0.01)
Net income	1.30	1.01	4.89	3.92

Amounts attributable to Raytheon Company common stockholders:
Income from continuing operations	$504	$421	$1,936	$1,674
Income (loss) from discontinued operations	—	—	(1)	(2)

Net income	$504	$421	$1,935	$1,672

Average shares outstanding
Basic	382.2	409.8	390.4	417.2
Diluted	388.4	416.4	395.7	426.5

Attachment B

Raytheon Company

Preliminary Segment Information

Fourth Quarter 2009

(In millions, except percentages)	Total Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
	31-Dec-09	31-Dec-08	31-Dec-09	31-Dec-08	31-Dec-09	31-Dec-08
Integrated Defense Systems	$1,541	$1,423	$249	$244	16.2%	17.1%
Intelligence and Information Systems	803	810	64	67	8.0%	8.3%
Missile Systems	1,413	1,366	154	142	10.9%	10.4%
Network Centric Systems	1,259	1,125	169	148	13.4%	13.2%
Space and Airborne Systems	1,266	1,166	174	167	13.7%	14.3%
Technical Services	888	744	58	49	6.5%	6.6%
FAS/CAS Pension Adjustment	—	—	6	(30)
Corporate and Eliminations	(503)	(548)	(74)	(134)

Total	$6,667	$6,086	$800	$653	12.0%	10.7%

(In millions, except percentages)	Total Net Sales Twelve Months Ended		Operating Income Twelve Months Ended		Operating Income As a Percent of Sales Twelve Months Ended
	31-Dec-09	31-Dec-08	31-Dec-09	31-Dec-08	31-Dec-09	31-Dec-08
Integrated Defense Systems	$5,525	$5,148	$859	$870	15.5%	16.9%
Intelligence and Information Systems	3,204	3,132	259	253	8.1%	8.1%
Missile Systems	5,561	5,408	604	584	10.9%	10.8%
Network Centric Systems	4,822	4,510	674	575	14.0%	12.7%
Space and Airborne Systems	4,582	4,280	647	569	14.1%	13.3%
Technical Services	3,161	2,601	215	174	6.8%	6.7%
FAS/CAS Pension Adjustment	—	—	27	(123)
Corporate and Eliminations	(1,974)	(1,905)	(243)	(282)

Total	$24,881	$23,174	$3,042	$2,620	12.2%	11.3%

Attachment C

Raytheon Company

Other Preliminary Information

Fourth Quarter 2009

(In millions)	Funded Backlog		Total Backlog
	31-Dec-09	31-Dec-08	31-Dec-09	31-Dec-08
Integrated Defense Systems	$5,595	$4,802	$10,665	$9,883
Intelligence and Information Systems	1,588	1,890	4,360	5,137
Missile Systems*	6,454	6,082	7,657	9,937
Network Centric Systems	4,389	4,593	5,501	5,733
Space and Airborne Systems	3,402	2,731	5,921	5,442
Technical Services	2,051	1,888	2,773	2,752

Total	$23,479	$21,986	$36,877	$38,884

	Bookings Three Months Ended		Bookings Twelve Months Ended
	31-Dec-09	31-Dec-08	31-Dec-09	31-Dec-08

Bookings	$7,065	$8,530	$25,058	$26,820

*	Due to a change in Missile Defense Agency priorities, on June 10, 2009 the Kinetic Energy Interceptor (KEI) program was terminated for convenience, resulting in a $2.4 billion reduction of the Company’s backlog at the end of the second quarter of 2009.

Attachment D

Raytheon Company

Preliminary Balance Sheet Information

Fourth Quarter 2009

(In millions)	31-Dec-09	31-Dec-08
Assets
Cash and cash equivalents	$2,642	$2,259
Accounts receivable, net	120	105
Contracts in process	4,373	3,793
Inventories	344	325
Current tax asset	—	441
Deferred taxes	273	395
Prepaid expenses and other current assets	116	99

Total current assets	7,868	7,417

Property, plant and equipment, net	2,001	2,024
Deferred taxes	436	735
Prepaid retiree benefits	111	56
Goodwill	11,922	11,662
Other assets, net	1,269	1,240

Total assets	$23,607	$23,134

Liabilities and Equity
Current liabilities
Advance payments and billings in excess of costs incurred	$2,224	$1,970
Accounts payable	1,397	1,201
Accrued employee compensation	868	913
Other accrued expenses	1,034	1,065

Total current liabilities	5,523	5,149

Accrued retiree benefits and other long-term liabilities	5,793	6,488
Deferred taxes	23	—
Long-term debt	2,329	2,309

Equity
Raytheon Company stockholders’ equity
Common stock	4	4
Additional paid-in capital	10,991	10,873
Accumulated other comprehensive loss	(4,824)	(5,182)
Treasury stock, at cost	(5,446)	(4,254)
Retained earnings	9,102	7,646

Total Raytheon Company stockholders’ equity	9,827	9,087
Noncontrolling interest in subsidiaries	112	101

Total equity	9,939	9,188

Total liabilities and equity	$23,607	$23,134

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Fourth Quarter 2009

(In millions)	Three Months Ended		Twelve Months Ended
	31-Dec-09	31-Dec-08	31-Dec-09	31-Dec-08

Net income	$517	$428	$1,976	$1,696
Loss (income) from discontinued operations, net of tax	—	—	1	2

Income from continuing operations	517	428	1,977	1,698

Depreciation	79	75	299	292
Amortization	28	27	103	98
Working capital (excluding pension and taxes)*	178	629	(47)	247
Discontinued operations	(4)	—	(20)	(21)
Net activity in financing receivables	18	22	46	68
Other	253	(737)	367	(367)

Net operating cash flow	1,069	444	2,725	2,015

Capital spending	(142)	(137)	(280)	(304)
Internal use software spending	(18)	(16)	(67)	(74)
Acquisitions	(334)	—	(334)	(54)
Investment activity and divestiture	—	—	—	9
Dividends	(118)	(116)	(473)	(460)
Repurchases of common stock	(300)	(680)	(1,200)	(1,700)
Debt issuance	496	—	496	—
Debt repayment	(474)	—	(474)	—
Other	21	3	(10)	172

Total cash flow	$200	$(502)	$383	$(396)

*	Working capital (excluding pension and taxes) is a summation of changes in: accounts receivable, net, contracts in process and advance payments and billings in excess of costs incurred, inventories, prepaid expenses and other current assets, accounts payable, accrued employee compensation, and other accrued expenses from the Statements of Cash Flows.

Attachment F

Raytheon Company

Non-GAAP Financial Measures -FAS/CAS Adjusted Measures

Fourth Quarter 2009

FAS/CAS Adjusted EPS Non-GAAP Reconciliation

	Fourth Quarter		Full Year		2010 Guidance
					Low end of range	High end of range
	2009	2008	2009	2008
Diluted earnings per share from continuing operations attributable to Raytheon Company common stockholders	$1.30	$1.01 *	$4.89	$3.93 *	$4.75	$4.90
Less: Per share impact of the FAS/CAS Pension Adjustment**	0.01	(0.05)	0.04	(0.19)	(0.38)	(0.38)

FAS/CAS Adjusted EPS ***	$1.29	$1.06	$4.85	$4.12	$5.13	$5.28

** FAS/CAS Pension Adjustment	$6	$(30)	$27	$(123)	$(220)	$(220)
Tax affect (at 35.0% federal statutory rate)	(2)	10	(9)	43	77	77

After-tax FAS/CAS Pension Adjustment	4	(20)	18	(80)	(143)	(143)
Diluted Shares	388.4	416.4	395.7	426.5	382.0	377.0

Per share impact of the FAS/CAS Pension Adjustment	$0.01	$(0.05)	$0.04	$(0.19)	$(0.38)	$(0.38)

*	Fourth quarter and full-year 2008 EPS from continuing operations includes the $45 million ($69 million pretax) unfavorable adjustment due to the impact of pension investment returns on existing contracts in 2008.

FAS/CAS Adjusted Income from Continuing Operations attributable to Raytheon Company common stockholders Non-GAAP Reconciliation

	Fourth Quarter		Full Year
	2009	2008	2009	2008
Income from Continuing Operations attributable to Raytheon Company common stockholders	$504	$421	$1,936	$1,674
FAS/CAS Pension Adjustment (Tax affected at 35.0% federal statutory rate)	(4)	20	(18)	80

FAS/CAS Adjusted Income from Continuing Operations attributable to
Raytheon common stockholders***	$500	$441	$1,918	$1,754

***	These amounts are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP and may not be defined and calculated by other companies in the same manner. FAS/CAS Adjusted EPS is defined as EPS from continuing operations attributable to Raytheon Company common stockholders excluding the earnings per share impact of the FAS/CAS pension adjustment. FAS/CAS Adjusted Income from Continuing Operations attributable to Raytheon Company common stockholders is defined as Income from Continuing Operations attributable to Raytheon Company common stockholders excluding the impact of the FAS/CAS pension adjustment. We are providing these measures, which exclude the impact of the FAS/CAS pension adjustment, because management uses them for the purposes of evaluating and forecasting the Company’s financial performance and we believe it allows investors to benefit from being able to assess our operating performance in the context of how our principal customer, the U.S. Government, allows us to recover pension costs and to better compare our operating performance to others in the industry on that same basis.

Attachment G

Raytheon Company

Preliminary Return on Invested Capital Non-GAAP Financial Measure

Fourth Quarter 2009

We define Return on Invested Capital (ROIC) as income from continuing operations excluding the after-tax affect of the FAS/CAS Pension Adjustment plus after-tax net interest expense plus one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in Discontinued Operations, and adding back the impact of the accounting standard for employers' accounting for defined benefit pension and other postretirement plans. ROIC is not a measure of financial performance under generally accepted accounting principles (GAAP) and may not be defined and calculated by other companies in the same manner. ROIC should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. We use ROIC as a measure of efficiency and effectiveness of our use of capital and as an element of management compensation.

Return on Invested Capital

(In millions, except percentages)	2009	2010 Initial Guidance
		Low end of range	High end of range
Income from continuing operations	$1,977
FAS/CAS Pension Adjustment, after-tax *	(18)
Net interest expense, after-tax *	71	Combined	Combined
Lease expense, after-tax *	66

Return	$2,096	$2,155	$2,200

Net debt **	$(132)
Equity less investment in discontinued operations	9,560
Lease expense x 8, plus financial guarantees	2,815	Combined	Combined
Minimum pension liability	5,007

Invested capital from continuing operations ***	$17,250	$17,700	$17,500

ROIC	12.2%	12.2%	12.6%

*	Federal statutory tax rate of 35.0%
**	Net debt is defined as total debt less cash and cash equivalents and is calculated using a 2 point average
***	Calculated using a 2 point average